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                                                                    EXHIBIT 10.1

                                   HPSC, INC.

                     1998 OUTSIDE DIRECTOR STOCK BONUS PLAN




        1. PURPOSE. The purpose of this Plan is to advance the interests of HPSC, Inc. (the "Company") and its shareholders by strengthening the ability of the Company to attract, retain and motivate outside directors with a high level of training, experience and ability, by providing outside directors with an opportunity to acquire common stock of the Company under this Plan, thereby permitting such persons to share in the Company's success while aligning their interest with those of the Company's shareholders.

        2. EFFECTIVE DATE.  This Plan is effective as of April 23, 1998.

        3. STOCK SUBJECT TO THE PLAN. The number of shares that may be issued under this Plan (the "Bonus Shares") shall not exceed in the aggregate 25,000 shares of the Common Stock, $.01 par value, of the Company. Any Bonus Shares which for any reason are reacquired by the Company may again be issued under the Plan. Bonus Shares issued under the Plan may, in whole or in part, be either authorized but unissued shares or issued shares reacquired by the Company.

        4. ADMINISTRATION. This Plan shall be administered by the Board of Directors of the Company. Subject to the provisions of this Plan, the Board of Directors shall have full power to construe and interpret the Plan and to establish, amend and rescind rules and regulations for its administration.

        5. ELIGIBLE PARTICIPANTS. Members of the Board of Directors who are not employees of the Company ("Outside Directors") are eligible to receive Bonus Shares. Each such director who is awarded Bonus Shares under the Plan shall be deemed a "Participant" for purposes of this Plan.

        6. AWARDS OF BONUS SHARES. Commencing on the date of adoption of this Plan, one thousand (1,000) Bonus Shares shall be awarded annually at the conclusion of the regular Annual Meeting of the Company's stockholders (the "Annual Meeting") to each Outside Director who is such at the beginning of the Annual Meeting, and who will continue to serve on the Board thereafter. Bonus Shares issued under this Plan shall be issued in consideration of services previously rendered to the Company.

        7. DURATION OF THE PLAN. This Plan shall terminate five (5) years from the effective date hereof, unless terminated earlier pursuant to Paragraph 10 hereafter, and no Bonus Shares may be issued thereafter.


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        8. RIGHTS AS STOCKHOLDER. Each Participant shall have all of the rights of a stockholder of the Company with respect to the Bonus Shares registered in his or her name, including the right to vote such shares and receive the dividends and other distributions paid or made with respect to such Bonus Shares.

        9. STOCK DIVIDENDS; STOCK SPLITS; STOCK COMBINATIONS; RECAPITALIZATIONS. The Board of Directors shall make appropriate adjustment in the maximum number of shares of Common Stock subject to the Plan to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and other similar changes in the capital structure of the Company after the effective date of the Plan. The provisions contained in the Plan shall apply equally to any other shares of the Company's capital stock, and any other securities, which may be acquired by the Participant as a result of a stock dividend, stock split, stock combination, or exchange for other securities resulting from any recapitalization, reorganization or any other transaction affecting the Bonus Shares.

       10. TERMINATION OR AMENDMENT OF PLAN. The Board of Directors may at any time terminate the Plan or make such changes in or additions to the Plan as it deems advisable, provided that no such termination or amendment shall adversely affect or impair any then issued and outstanding Bonus Shares without the consent of the Participant holding such Bonus Shares.

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